Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2017, with respect to the consolidated financial statements of Esquisto Resources II, LLC and Subsidiary (not presented separately herein), included in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of WildHorse Resource Development Corporation for the offer to exchange up to $500,000,000 of its 6.875% Senior Notes due 2025.

/s/ Ernst & Young LLP

Dallas, Texas

September 29, 2017